Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-251800, 333-261272 and 333-268504 on Form S-8 of our report dated September 2, 2025 relating to the financial statements of Great Elm Group, Inc., appearing in the Annual Report on Form 10-K of Great Elm Group, Inc. for the year ended June 30, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 2, 2025